EXHIBIT 10.1

Melvin D. Atkinson
1170 Edmund Street
Bakersfield, CA 93309

December 17, 2008

Bart Hill
San Joaquin Bank
1701 17th Street
Bakersfield, CA 93301

Re: Loan Workout Proposal	via email

Dear Bart:

In response to your request, I will make myself available to work with the appropriate officers of the bank to review and analyze the impaired loans and negotiate with borrowers/others to reduce the bank’s exposure to such loans. Simply stated, my primary focus will be to reduce the amount of impaired land development loans in the loan portfolio.

My hourly rate for above effort is $175 per hour. In addition, I propose a “success” fee be paid for each loan, equal to the percentage of actual monies paid to the bank in resolution of the subject loan. The “success fee” is 1% of the first three million dollars received and .75% of dollars received in excess of three million.

I will also require the ability to hire outside consultants/lawyers from time to time as needed on an hourly basis at the bank’s expense.

As we discussed, the bank will determine if there are any regulatory “conflict of issue” concerns prior to my taking on this assignment.

Either party may terminate this agreement at any time by giving written notice of termination.

Please sign below indicating your approval of the terms outlined above. I look forward to getting started and getting these issues behind us as we move into 2009.

Best Regards,

/s/ Melvin D. Atkinson
Melvin D. Atkinson, CPM®

Agreed: /s/ Bart Hill Bart Hill, President	12-19-08 Date